September 22, 2021	Exhibit 10.1

Paul Giberson
143 Cady Center
Northville, MI 48167

Dear Paul,

On September 21, 2021, you provided notice of your resignation from all positions with Gentherm Incorporated (“Gentherm” or the “Company”) effective October 31, 2021 (the “Separation Date”).  The purpose of this letter agreement is to serve as a summary of the terms and conditions of your Executive Relocation and Employment Agreement dated June 6, 2019, as amended (the “Employment Agreement”), and to memorialize your agreement to provide consulting services to the Company after the Separation Date.  Under the terms of the Employment Agreement, your resignation is without Good Reason as defined in Exhibit A to the Employment Agreement. If there are any discrepancies between this letter agreement and the Employment Agreement, the terms of the Employment Agreement shall control. The below summary is not intended to expand, modify or cancel your or the Company’s obligations under the Employment Agreement, any other agreement, or any Company benefit plan.

Continued Employment Through Separation Date

Until the Separation Date, you agree to continue to be an active member of Gentherm’s Executive Committee. Specifically, it is expected that you will complete the 2022 sales plan, facilitate effective transition of customer relations to the appropriate Gentherm contact, participate in the annual talent review, close out open customer escalations, and generally ensure a successful transition.

Post-Employment Consultation

You and the Company have agreed that you will provide consulting services to the Company, to the extent requested by the Company, during the period from the Separation Date to December 31, 2021 to support outstanding transition projects (the “Transition Services”). In consideration for the Transition Services, the Company agrees to pay you a lump sum of $50,000 and an additional amount (the “Gross-up Payment”) necessary to provide $50,000 in consideration net of applicable taxes (taking into account any and all applicable federal, state, local and foreign income, employment and excise taxes), payable in advance on the October 31, 2021 regularly scheduled payroll date.

Payment of Accrued Benefits

You will be paid your base salary through the Separation Date.  Your accrual of wages, benefits and other employment privileges ends on the Separation Date and no additional amounts are owed.  Per Company policy, no accrued vacation will be paid to you. Group health benefits will end as of the Separation Date. You must submit a final expense report (including supporting documentation as required by Company policy) for any outstanding business expenses by the Separation Date.  The Company will pay any submitted expenses within thirty (30) days of the Separation Date to the extent such amounts are determined to be payable in accordance with Gentherm’s policies and practices for the reimbursement of business expenses.

Annual Bonus Plan

Per the terms of the Employment Agreement and the Second Amended and Restated Gentherm Incorporated Senior Level Performance Bonus Plan, you are not eligible for payment of a bonus for the 2021 performance period in the event of a voluntary resignation.

Equity Awards

Per the terms and provisions of the Gentherm 2013 Equity Incentive Plan, as amended, and award agreements pursuant to which such equity awards were granted:

•	any unvested restricted stock or restricted stock units or unearned and unvested performance restricted stock units will be forfeited upon your Separation Date; and
•

any unvested options will be forfeited upon your Separation Date and vested options shall be exercisable for ninety (90) days after your Separation Date (or such shorter period for the expiration date of such options).

Post-Employment Tax Services

As a result of your international assignment that ended in June 2021, the Company will continue to retain the services of a qualified accounting firm to prepare and file all tax returns required in the Home Location and Host Location (as defined in the Employment Agreement) for tax year 2021.  Additional, if deemed necessary to ensure compliance with Host Location tax requirements, the Company will continue to retain the services of such accounting firm for tax years 2022, 2023 and 2024, but such extended services will be limited to providing you assistance with respect to any tax issues that arise in the Host Location pertaining to your tax filings during the Relocation Period (as defined in the Employment Agreement).  The Company’s chosen accounting firm will notify you proactively if such tax services are deemed necessary.  Authorized tax services will be limited to tax advice directly related to your international assignment and do not extend to personal tax advice or financial planning.  As referenced in the Employment Agreement, you will continue to be responsible for payment of all taxes due in respect to your personal taxes.  You agree to continue to respond to requests for income information made by the Company’s chosen accounting firm within requested timelines.  Any fees resulting from your failure to meet stated timelines will be your responsibility.

Post-Relocation Payment Due to Tax Obligations

The Company will pay the difference between the Actual Tax Obligation and the Theoretical Tax Obligation (each as defined in the Employment Agreement) for tax year 2021, as provided in Section 5(c) of the Employment Agreement.

Post-Employment U.S. Immigration Matters

The Company will no longer support or retain services for your U.S. immigration matters following the Separation Date.  You agree that all U.S. immigration obligations and costs arising therefrom including, but not limited to, renewal of your Lawful Permanent Resident card and/or applications to obtain re-entry permits, will be your responsibility.

IN WITNESS WHEREOF, each party has executed this letter agreement as of the date first above written.

DATED:	9/23/2021	/s/ Paul Giberson
Paul Giberson

DATED:	9/24/2021	/s/ Barbara Runyon
On Behalf of Gentherm Incorporated Barbara Runyon Senior Vice-President and Chief Human Resources Officer